Exhibit 99.1

Regency Centers Announces 2013 Results
Dividend Increased and Same-Property Portfolio Exceeds 95% Leased

JACKSONVILLE, Fla. (Feb 12, 2014) - Regency Centers Corporation (“Regency” or the “Company”) (NYSE:REG) today announced financial and operating results for the three and twelve months ended December 31, 2013.

Earnings

Regency reported Core Funds From Operations (“Core FFO”) for the fourth quarter of $61.3 million, or $0.66 per diluted share, compared to $56.7 million, or $0.63 per diluted share, for the same period in 2012. For the twelve months ended December 31, 2013 Core FFO was $241.6 million, or $2.63 per diluted share, compared to $230.9 million, or $2.56 per diluted share, for the same period in 2012.

Funds From Operations (“FFO”) for the fourth quarter was $60.2 million, or $0.65 per diluted share. For the same period in 2012, the Company reported FFO of $58.9 million, or $0.65 per diluted share. For the twelve months ended December 31, 2013 FFO was $240.6 million, or $2.62 per diluted share, compared to $222.1 million, or $2.47 per diluted share, for the same period in 2012.

Regency reported net income attributable to common stockholders (“Net Income”) for the fourth quarter of $46.3 million, or $0.50 per diluted share, compared to a net loss attributable to common stockholders (“Net Loss”) of $37.2 million, or $0.41 per diluted share, for the same period in 2012. For the twelve months ended December 31, 2013 Net Income was $128.7 million, or $1.40 per diluted share, compared to a Net Loss of $6.7 million, or $0.08 per diluted share for the same period in 2012.

Operations

For the twelve months ended December 31, 2013, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 95.1%

•	Percent leased, all properties: 94.8%

•	Increase in same property net operating income (“NOI”) over the same period last year, excluding termination fees: 4.0%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 17.7% on new leases and 4.9% on renewal leases for a total of 7.1%

•	Leasing transactions, including in-process developments (partnerships at 100%): 1,571 new and renewal lease transactions for a total of 5.4 million square feet

For the three months ended December 31, 2013, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property NOI over the same period last year, excluding termination fees: 2.7%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 10.7% on new leases and 5.6% on renewal leases for a total of 6.5%

•	Leasing transactions, including in-process developments (partnerships at 100%): 445 new and renewal lease transactions for a total of 1.5 million square feet

Investments

During the quarter, the Company sold four wholly owned and five co-investment properties at a gross sales price of $127.3 million and a weighted average cap rate of 7.9%. Regency’s share of the sales price was $91.3 million. Four of the properties were encumbered by a cross-collateralized $24.5 million mortgage loan, of which Regency’s share was $4.9 million.

During the quarter, Regency purchased two properties, each with local joint venture partners, at a gross purchase price of $76.4 million and a weighted average cap rate of 5.7%. Regencys share of the purchase price was $65.5 million. Regency and its partner encumbered one of the properties with a new $28.1 million mortgage loan, and Regencys share of the debt is $21.1 million.

At December 31, 2013, the Company had six projects in development with estimated net development costs of $158.3 million. The in-process developments are 53% funded and 85% leased and committed, including retailer-owned square footage. Regency completed three development projects during the quarter representing $176.2 in net development costs. The development completions are a combined 98% leased and committed, including retailer-owned square footage.

At December 31, 2013, Regency had 13 redevelopment projects in process representing a total estimated incremental investment of $52.8 million.

For the year, Regency’s net investment activity resulted in the continued enhancement of its overall portfolio. In 2013, the Company disposed of non-core properties for a gross sales price of $309.4 million and reinvested this capital by starting $194.3 million of new, high-quality developments and redevelopments and acquiring $95.3 million of existing, market-dominant properties located in key target markets.

Dividend

On February 10, 2014, the Board of Directors declared an increase to the quarterly cash dividend on the Company’s common stock to $0.47 per share. The dividend is payable on March 6, 2014 to shareholders of record as of February 24, 2014.

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income or as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to, transaction profits, income or expense, gains or losses from the early extinguishment of debt and other non-core items. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended December 31, 2013 and 2012	Three Months Ended		Year to Date
	2013	2012	2013	2012
Net Income (Loss) Attributable to Common Stockholders	$46,326	(37,179)	$128,742	(6,664)
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization - consolidated real estate	29,986	26,446	111,689	108,057
Depreciation and amortization - unconsolidated partnerships	11,542	10,646	43,498	43,162
Consolidated JV partners' share of depreciation	(365)	(208)	(1,003)	(755)
Provision for impairment	—	51,671	6,000	75,326
Amortization of leasing commissions and intangibles	5,021	4,238	19,313	16,055
Gain on sale of operating properties, net of tax	(32,388)	3,342	(67,894)	(13,187)
Noncontrolling interest of exchangeable partnership units	93	(10)	276	106
Funds From Operations	60,215	58,946	240,621	222,100
Dilutive effect of share-based awards	(106)	(121)	(403)	(501)
Funds from Operations for calculating Diluted FFO per Share	$60,109	58,825	$240,218	221,599

Funds From Operations	$60,215	58,946	$240,621	222,100
Adjustments to reconcile to Core Funds From Operations:
Transaction profits, net of dead deal costs and tax	899	(2,641)	1,344	(3,415)
Provision for impairment to land and outparcels	—	—	—	1,000
Provision for hedge ineffectiveness	—	—	(21)	20
Early extinguishment of debt	212	382	(325)	1,238
Original preferred stock issuance costs expensed	—	—	—	10,119
Gain on redemption of preferred units	—	—	—	(1,875)
One-time additional preferred dividend payment	—	—	—	1,750
Core Funds From Operations	61,326	56,687	241,619	230,937
Dilutive effect of share-based awards	(106)	(121)	(403)	(501)
Core Funds From Operations for calculating Diluted Core FFO per Share	$61,220	56,566	$241,216	230,436

Weighted Average Shares For Diluted FFO per Share	92,275	90,307	91,581	89,846

Reported results are preliminary and not final until the filing of the Company's Form 10-K with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Full Year
Funds From Operations Guidance:	2014
Net income attributable to common stockholders	$0.58	0.64
Adjustments to reconcile net income to FFO:
Depreciation expense, amortization and other amounts	2.04	2.04
Funds From Operations	$2.62	2.68
Adjustments to reconcile FFO to Core FFO:
All other non-core amounts	0.04	0.04
Core Funds From Operations	$2.66	2.72

Conference Call

In conjunction with Regency’s fourth quarter results, the company will host a conference call on Thursday, February 13, 2014 at 11:00 a.m. EST. Dial-in and webcast information is listed below.

Fourth Quarter Conference Call
Date:	Thursday, February 13th, 2014
Time:	11:00 a.m. EST
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations

Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

The Company has published forward-looking statements and additional financial information in its fourth quarter 2013 supplemental information package that may help investors estimate earnings for 2014. A copy of the Company’s fourth quarter 2013 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year ended December 31, 2013. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high quality grocery-anchored and community shopping centers. At December 31, 2013, the Company owned 328 retail properties, including those held in co-investment partnerships. Including retailer-owned square footage, the portfolio encompassed 43.3 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 214 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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